Exhibit 99.2

HMN Financial, Inc. Announces Second Quarter Results

Second Quarter Summary

• Net income of $0.4 million, an improvement of $2.7 million, compared to net loss of $2.3 million in second quarter of 2011

• Diluted loss per common share of $0.02 compared to diluted loss per common share of $0.72 in second quarter of 2011

• Provision for loan losses down $2.4 million from second quarter of 2011

• Nonperforming assets of $43.8 million, down $2.8 million, or 6.0%, from March 31, 2012

• Net interest margin of 3.72%, up 24 basis points from second quarter of 2011

Year to Date Summary

• Net income of $3.2 million, an improvement of $5.1 million, compared to net loss of $1.9 million in first six months of 2011

• Diluted earnings per common share of $0.57 compared to diluted loss per common share of $0.73 in first six months of 2011

• Provision for loan losses down $4.4 million from first six months of 2011

• Nonperforming assets of $43.8 million, down $6.8 million, or 13.4%, from December 31, 2011

• Net interest margin of 3.62%, up 7 basis points from first six months of 2011

ROCHESTER, Minn.--(BUSINESS WIRE)--July 20, 2012--HMN Financial, Inc. (NASDAQ:HMNF):

	Three months ended		Six months ended
Net Income (Loss) Summary (unaudited)	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2012	2011	2012	2011
Net income (loss)	$395	(2,291)	$3,199	(1,874)
Net income (loss) available to common stockholders	(69)	(2,748)	2,274	(2,780)
Diluted earnings (loss) per common share	(0.02)	(0.72)	0.57	(0.73)
Return (loss) on average assets	0.23%	(1.08)%	0.90%	(0.44)%
Return (loss) on average equity	2.66%	(13.27)%	10.98%	(5.42)%
Book value per common share	$7.79	$9.81	$7.79	$9.81

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $670 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $0.4 million for the second quarter of 2012, an improvement of $2.7 million, or 117.2%, compared to a net loss of $2.3 million for the second quarter of 2011. The net loss available to common shareholders was $69,000 for the second quarter of 2012, an improvement of $2.7 million, or 97.5%, from the net loss available to common shareholders of $2.8 million for the second quarter of 2011. Diluted loss per common share for the second quarter of 2012 was $0.02, an improvement of $0.70, or 97.2%, from the diluted loss per common share of $0.72 for the second quarter of 2011. The improvement in net income in the second quarter of 2012 was primarily due to a $2.4 million decrease in the provision for loan losses and a $1.1 million decrease in non-interest expenses between the periods. These changes to net income were partially offset by a $1.0 million decrease in net interest income due primarily to the decrease in interest earning assets between the periods.

President’s Statement
“We are pleased to report net income for the second quarter of 2012 and the continued reduction in our non-performing assets,” said Bradley Krehbiel, President of HMN. “We will continue to focus our efforts on increasing our core deposit relationships while reducing non-performing assets and expenses. We believe that, over time, our focus on these areas will be effective in generating improved financial results.”

Second Quarter Results

Net Interest Income
Net interest income was $6.0 million for the second quarter of 2012, a decrease of $1.0 million, or 13.6%, compared to $7.0 million for the second quarter of 2011. Interest income was $8.0 million for the second quarter of 2012, a decrease of $2.0 million, or 20.8%, from $10.0 million for the same period in 2011. Interest income decreased between the periods primarily because of a $152 million decrease in the average interest-earning assets and also because of a decrease in average yields between the periods. Average interest earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 4.90% for the second quarter of 2012, a decrease of 16 basis points from the 5.06% average yield for the second quarter of 2011. The decrease in average yield is due to the continued low interest rate environment that existed during the second quarter of 2012.

Interest expense was $1.9 million for the second quarter of 2012, a decrease of $1.1 million, or 37.5%, compared to $3.0 million for the second quarter of 2011. Interest expense decreased primarily because of the $157 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding borrowings and brokered certificates of deposits between the periods and a decrease in other deposits as a result of the Bank’s Toledo, Iowa branch sale that was completed in the first quarter of 2012. The decrease in borrowings and brokered deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered certificates of deposits. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the low interest rate environment that continued to exist during the second quarter of 2012. The average interest rate paid on interest-bearing liabilities was 1.24% for the second quarter of 2012, a decrease of 36 basis points from the 1.60% average interest rate paid in the second quarter of 2011. Net interest margin (net interest income divided by average interest earning assets) for the second quarter of 2012 was 3.72%, an increase of 24 basis points, compared to 3.48% for the second quarter of 2011.

Provision for Loan Losses
The provision for loan losses was $1.1 million for the second quarter of 2012, a decrease of $2.4 million, or 68.6%, from $3.5 million for the second quarter of 2011. The provision for loan losses decreased in the second quarter of 2012 primarily because there were fewer decreases in the estimated value of the underlying collateral supporting commercial real estate loans that required additional allowances or charge offs in the current period when compared to the second quarter of 2011. The provision also decreased because of a decrease in the required reserves for certain risk rated commercial loans as a result of an internal loan portfolio analysis that was performed between the periods. Total non-performing assets were $43.8 million at June 30, 2012, a decrease of $2.8 million, or 6.0%, from $46.6 million at March 31, 2012. Non-performing loans decreased $1.9 million and foreclosed and repossessed assets decreased $0.9 million during the second quarter of 2012. The non-performing loan and foreclosed and repossessed asset activity for the second quarter of 2012 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
March 31, 2012	$33,014	March 31, 2012	$13,594
Classified as non-performing	7,478	Transferred from non-performing loans	110
Charge offs	(3,949)	Other foreclosures/repossessions	0
Principal payments received	(5,268)	Real estate sold	(725)
Classified as accruing	(74)	Net gain on sale of assets	128
Transferred to real estate owned	(110)	Write downs	(375)
June 30, 2012	$31,091	June 30, 2012	$12,732

The decrease in non-performing loans during the quarter relates primarily to principal payments received and charge offs during the period.  Of the $5.3 million in principal payments received during the second quarter of 2012, $2.4 million related to the payoff of a non-performing commercial real estate loan secured by an office building and $1.1 million related to the payoff of a non-performing bank stock loan. These decreases in non-performing loans were partially off set by loans that were classified as non-performing during the period. Of the $7.5 million in loans classified as non-performing, $5.7 million relates to a commercial real estate development loan located in the Bank’s primary market area. This loan is the largest non-performing loan at June 30, 2012.

A reconciliation of the Company’s allowance for loan losses for the quarters ended June 30, 2012 and 2011 is summarized as follows:

(Dollars in thousands)	2012	2011
Balance at March 31,	$21,424	$34,953
Provision	1,088	3,463
Charge offs:
One-to-four family	0	(16)
Consumer	(493)	(34)
Commercial business	(1,820)	(6,249)
Commercial real estate	(1,554)	(4,633)
Recoveries	1,874	280
Balance at June 30,	$20,519	$27,764
Allocated to:
General reserves	$14,507	$15,618
Specific reserves	6,012	12,146
	$20,519	$27,764

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

	June 30,	March 31,	December 31,
(Dollars in thousands)	2012	2012	2011
Non-Performing Loans:
One-to-four family real estate	$4,409	$5,240	$4,435
Commercial real estate	22,322	20,498	22,658
Consumer	367	737	699
Commercial business	3,993	6,539	6,201
Total	31,091	33,014	33,993

Foreclosed and Repossessed Assets:
One-to-four family real estate	145	317	352
Commercial real estate	12,587	13,277	16,264
Total non-performing assets	$43,823	$46,608	$50,609
Total as a percentage of total assets	6.54%	6.60%	6.40%
Total non-performing loans	$31,091	$33,014	$33,993
Total as a percentage of total loans receivable, net	6.27%	6.14%	6.10%
Allowance for loan loss to non-performing loans	66.0%	64.90%	70.27%

Delinquency Data:
Delinquencies (1)
30+ days	$6,412	$4,823	$3,226
90+ days	0	0	0
Delinquencies as a percentage of
Loan and lease portfolio (1)
30+ days	1.24%	0.86%	0.54%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

The following table summarizes the number and types of commercial real estate loans (the largest category of non-performing loans) that were non-performing as of the end of the three most recently completed quarters.

		Principal		Principal		Principal
(Dollars in thousands)		Amount of		Amount of		Amount of
		Loans		Loans		Loans
Property Type	#	June 30,	#	March 31,	#	December 31,
		2012		2012		2011
Developments/land	13	$20,630	12	$15,615	10	$17,465
Shopping centers/retail	2	406	3	1,375	2	1,315
Restaurants/bar	1	581	1	596	1	616
Office buildings	2	184	1	2,325	1	2,325
Other buildings	2	521	2	587	3	937
	20	$22,322	19	$20,498	17	$22,658

The increase in the non-performing commercial real estate loans from March 31, 2012 is due primarily to a $5.7 million commercial real estate development loan that was classified as non-performing during the period. This increase was partially offset by a $2.4 million payoff of a non-performing commercial real estate loan secured by an office building and the partial charge offs on two residential development loans totaling $0.8 million.

The following table summarizes the number of lending relationships and industry of commercial business loans that were non-performing as of the end of the three most recently completed quarters.

		Principal		Principal		Principal
(Dollars in thousands)		Amount of		Amount of		Amount of
		Loans		Loans		Loans
Industry Type	#	June 30,	#	March 31,	#	December 31,
		2012		2012		2011
Construction/development/land	6	$1,796	6	$1,953	6	$2,061
Retail	2	202	2	47	1	82
Banking	0	0	2	1,194	2	1,199
Entertainment	1	20	1	20	1	23
Utilities	2	1,394	1	2,780	1	2,792
Restaurant	1	498	1	501	0	0
Other	2	83	1	44	1	44
	14	$3,993	14	$6,539	12	$6,201

The decrease in non-performing commercial business loans during the second quarter of 2012 is primarily related to the charge off of $1.6 million on a non-performing commercial business loan in the utilities industry and $1.1 million related to the payoff of a non-performing bank stock loan during the second quarter of 2012.

Non-Interest Income and Expense
Non-interest income was $1.8 million for the second quarter of 2012, an increase of $0.2 million, or 12.9%, from $1.6 million for the same period in 2011. Gains on sales of loans increased $0.3 million between the periods primarily as a result of increased single family loan originations due to the low interest rate environment that continued to exist in the second quarter of 2012. Fees and service charges decreased $91,000 primarily because of a decrease in overdraft charges between the periods.

Non-interest expense was $6.4 million for the second quarter of 2012, a decrease of $1.1 million, or 15.1%, from $7.5 million for the same period of 2011. Other non-interest expense decreased $0.7 million primarily because of decreased real estate taxes and legal fees related to other real estate owned. Compensation and benefits decreased $0.3 million between the periods primarily because of a decrease in employees between the periods. Deposit insurance costs decreased $0.1 million primarily because of a decrease in assets between the periods.

The effect of income taxes changed $76,000 between the periods, from a benefit of $76,000 in the second quarter of 2011 to no expense in the second quarter of 2012. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at June 30, 2012. Since the valuation reserve is established against the entire deferred tax asset balance, no income tax expense was recorded for the second quarter of 2012. The income tax benefit in the second quarter of 2011 relates to the reversal of the taxes on the change in the fair market value of the available for sale investment portfolio that was recorded in the first quarter of 2011.

Net Loss Available to Common Shareholders
The net loss available to common shareholders was $69,000 for the second quarter of 2012, an improvement of $2.6 million from the $2.7 million net loss available to common shareholders in the second quarter of 2011. The net loss available to common shareholders decreased primarily because of the change in the net income (loss) between the periods. The Company has deferred the last six quarterly dividend payments, beginning with the February 15, 2011 dividend payment, on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income (loss) available to common shareholders. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred without default, but the dividend is cumulative and, since the Company failed to pay dividends for six quarters, the Treasury has the right to appoint two representatives to the Company’s board of directors, although the Treasury has not yet exercised this right. Under the terms of the Company’s and Bank’s Supervisory Agreements with their federal banking regulators, neither the Company nor the Bank may declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of these regulators. The Company does not anticipate requesting consent from the Federal Reserve Board to make any payments of dividends on, or purchase of, its common or preferred stock in 2012.

Return (Loss) on Assets and Equity
Return on average assets for the second quarter of 2012 was 0.23%, compared to a 1.08% loss on average assets for the second quarter of 2011. Return on average equity was 2.66% for the second quarter of 2012, compared to a 13.27% loss for the same period in 2011. Book value per common share at June 30, 2012 was $7.79, compared to $9.81 at June 30, 2011.

Six Month Period Results

Net Income (Loss)
Net income was $3.2 million for the six month period ended June 30, 2012, an improvement of $5.1 million, or 270.7%, compared to the net loss of $1.9 million for the six month period ended June 30, 2011. The net income available to common shareholders was $2.3 million for the six month period ended June 30, 2012, an improvement of $5.1 million, or 181.8%, compared to the net loss available to common shareholders of $2.8 million for the same period of 2011. Diluted earnings per share for the six month period in 2012 was $0.57, an improvement of $1.30 per share compared to the diluted loss per share of $0.73 for the same period in 2011. The improvement in net income for the six month period in 2012 was primarily due to a $4.4 million decrease in the provision for loan losses, $1.7 million decrease in non-interest expenses, $0.7 million increase in the gains recognized on the sales of loans, and a $0.6 million gain on sale of the Bank’s Toledo, Iowa branch. These changes to net income were partially offset by a $2.1 million decrease in net interest income due primarily to the decrease in interest earning assets between the periods.

Net Interest Income
Net interest income was $12.3 million for the first six months of 2012, a decrease of $2.1 million, or 15.1%, from $14.4 million for the same period in 2011. Interest income was $16.2 million for the six month period ended June 30, 2012, a decrease of $4.6 million, or 21.8%, from $20.8 million for the same six month period in 2011. Interest income decreased between the periods primarily because of a $139 million decrease in the average interest-earning assets and also because of a decrease in average yields between the periods. Average interest-earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 4.79% for the first six months of 2012, a decrease of 32 basis points from the 5.11% average yield for the first six months of 2011. The decrease in average yield is due to the continued low interest rate environment that existed during the first six months of 2012. Interest expense was $4.0 million for the first six months of 2012, a decrease of $2.3 million, or 37.2%, compared to $6.3 million for the first six months of 2011. Interest expense decreased primarily because of the $138 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding borrowings and brokered certificates of deposits and a decrease in other deposits as a result of the branch sale that was completed in the first quarter of 2012. The decrease in borrowings and brokered deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered certificates of deposits. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the low interest rate environment that continued to exist during the first six months of 2012. The average interest rate paid on interest-bearing liabilities was 1.23% for the first six months of 2012, a decrease of 39 basis points from the 1.62% average interest rate paid in the first six months of 2011. Net interest margin (net interest income divided by average interest earning assets) for the first six months of 2012 was 3.62%, an increase of 7 basis points, compared to 3.55% for the first six months of 2011.

Provision for Loan Losses
The provision for loan losses was $1.0 million for the first six months of 2012, a decrease of $4.4 million, or 82.3%, from $5.4 million for the same six month period in 2011. The provision for loan losses decreased in the first six months of 2012 primarily because there were fewer decreases in the estimated value of the underlying collateral supporting commercial real estate loans that required additional allowances or charge offs in the current period when compared to the first six months of 2011. The provision also decreased because of a decrease in the required reserves for certain risk rated commercial loans as a result of an internal loan portfolio analysis that was performed between the periods. Total non-performing assets were $43.8 million at June 30, 2012, a decrease of $6.8 million, or 13.4%, from $50.6 million at December 31, 2011. Non-performing loans decreased $2.9 million and foreclosed and repossessed assets decreased $3.9 million during the first six months of 2012. The non-performing loan and foreclosed and repossessed asset activity for the first six months of 2012 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
December 31, 2011	$33,993	December 31, 2011	$16,616
Classified as non-performing	11,357	Transferred from non-performing loans	588
Charge offs	(6,852)	Other foreclosures/repossessions	0
Principal payments received	(6,403)	Write downs	(586)
Classified as accruing	(416)	Real estate sold	(4,234)
Transferred to real estate owned	(588)	Net gain on sale of assets	348
June 30, 2012	$31,091	June 30, 2012	$12,732

The decrease in non-performing loans during the first six months of 2012 relates primarily to charge offs and principal payments received during the period.  Of the $6.9 million in charge offs during the period, $2.2 million related to a commercial development loan and $1.2 million related to two residential development loans that were charged off as a result of obtaining updated appraisals of the underlying collateral.  These decreases in non-performing loans were partially off set by loans that were classified as non-performing during the period. Of the $11.4 million in loans classified as non-performing, $5.7 million relates to a commercial real estate development loan located in the Bank’s primary market area. This loan is the largest non-performing loan at June 30, 2012.

A reconciliation of the Company’s allowance for loan losses for the six month periods ended June 30, 2012 and June 30, 2011 is summarized as follows:

(Dollars in thousands)	2012	2011
Balance at January 1,	$23,888	$42,828
Provision	960	5,409
Charge offs:
One-to-four family	0	(419)
Consumer	(757)	(86)
Commercial business	(1,829)	(8,557)
Commercial real estate	(4,184)	(12,209)
Recoveries	2,441	798
Balance at June 30,	$20,519	$27,764

Non-Interest Income and Expense
Non-interest income was $4.5 million for the first six months of 2012, an increase of $1.1 million, or 33.3%, from $3.4 million for the first six months of 2011. Gains on sales of loans increased $0.7 million between the periods primarily as a result of increased single family loan originations due to the low interest rate environment that continued to exist during the first six months of 2012. Gain on sale of branch office increased $0.6 million as a result of the sale of the Toledo, Iowa branch in the first quarter of 2012. Fees and service charges decreased $0.2 million primarily because of a decrease in overdraft charges between the periods.

Non-interest expense was $12.6 million for the first six months of 2012, a decrease of $1.7 million, or 11.8%, from $14.3 million for the same period of 2011. Other non-interest expense decreased $0.9 million because of decreased real estate taxes and legal fees related to other real estate owned. Compensation and benefits decreased $0.4 million primarily because of a decrease in employees between the periods. Deposit insurance costs decreased $0.2 million primarily because of a decrease in assets between the periods. Occupancy expense decreased $0.1 million between the periods primarily because of a decrease in depreciation expense. Loss on real estate owned decreased $0.1 million because of a decrease in the gains recognized on the sale of real estate owned between the periods. Data processing costs increased $0.1 million between the periods primarily because of a one time incentive that was received by the Company in the first quarter of 2011 related to a change in our ATM and debit card vendor.

No income tax expense was recorded in the first six months of 2012 or 2011. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at June 30, 2012. Since the valuation reserve is established against the entire deferred tax asset balance, no income tax expense was recorded for the first six months of 2012 or 2011.

Net Income (Loss) Available to Common Shareholders
The net income available to common shareholders was $2.3 million for the first six months of 2012, an improvement of $5.1 million from the $2.8 million net loss available to common shareholders in the first six months of 2011. The net income (loss) available to common shareholders improved primarily because of the change in the net income (loss) between the periods. The Company has deferred the last six quarterly dividend payments, beginning with the February 15, 2011 dividend payment, on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income (loss) available to common shareholders. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred without default, but the dividend is cumulative and, since the Company failed to pay dividends for six quarters, the Treasury has the right to appoint two representatives to the Company’s board of directors, although the Treasury has not yet exercised this right. Under the terms of the Company’s and Bank’s Supervisory Agreements with their federal banking regulators, neither the Company nor the Bank may declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of these regulators. The Company does not anticipate requesting consent from the Federal Reserve Board to make any payments of dividends on, or purchase of, its common or preferred stock in 2012.

Return (Loss) on Assets and Equity
Return on average assets for the six month period ended June 30, 2012 was 0.90%, compared to a 0.44% loss on average assets for the same period in 2011. Return on average equity was 10.98% for the six month period ended in 2012, compared to a 5.42% loss for the same period in 2011.

General Information
HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates nine full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (3), Spring Valley and Winona; one full service office in Iowa located in Marshalltown; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the recovery of the valuation allowance on deferred tax assets; the amount and mix of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount of interest-earning assets; the amount and mix of brokered and other deposits (including the Company’s ability to renew brokered deposits); the availability of alternate funding sources; the payment of dividends; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; expectations relating to the change in Company and Bank primary banking regulators from the Office of Thrift Supervision to the Office of the Comptroller of the Currency (OCC) and Federal Reserve Board (FRB); and the Bank’s compliance with regulatory standards generally (including the Bank’s status as “well-capitalized”), and supervisory agreements, individual minimum capital requirements or other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the OCC and FRB and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement, including restrictions set forth in the supervisory agreements between each of the Company and Bank and the OCC and FRB; possible legislative and regulatory changes, including changes in the degree and manner of regulatory supervision, the ability of the Company and the Bank to establish and adhere to plans and policies relating to, among other things, capital, business, non-performing assets, loan modifications, documentation of loan loss allowance and concentrations of credit that are satisfactory to the OCC and FRB, as applicable, in accordance with the terms of the Company and Bank supervisory agreements and to otherwise manage the operations of the Company and the Bank to ensure compliance with other requirements set forth in the supervisory agreements; the ability of the Company and the Bank to obtain required consents from the OCC and FRB, as applicable, under the supervisory agreements or other directives; the ability of the Bank to comply with its individual minimum capital requirement and other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Form 10-K with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and Part II, Item 1A of its Quarterly Reports on Forms 10-Q. We undertake no duty to update any of the forward-looking statements after the date of this press release.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2012	2011
	(unaudited)
Assets
Cash and cash equivalents	$65,618	67,840
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $14,035 and $19,586)	14,869	20,645
Other marketable securities
(amortized cost $61,699 and $105,700)	61,420	105,469
	76,289	126,114

Loans held for sale	2,601	3,709
Loans receivable, net	496,178	555,908
Accrued interest receivable	1,980	2,449
Real estate, net	12,732	16,616
Federal Home Loan Bank stock, at cost	4,063	4,222
Mortgage servicing rights, net	1,533	1,485
Premises and equipment, net	7,576	7,967
Prepaid expenses and other assets	1,744	2,262
Assets held for sale	0	1,583
Deferred tax asset, net	0	0
Total assets	$670,314	790,155

Liabilities and Stockholders’ Equity
Deposits	$534,297	620,128
Deposits held for sale	0	36,048
Federal Home Loan Bank advances	70,000	70,000
Accrued interest payable	518	780
Customer escrows	713	933
Accrued expenses and other liabilities	5,255	5,205
Total liabilities	610,783	733,094
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
authorized 500,000 shares; issued shares 26,000	25,053	24,780
Common stock ($.01 par value):
authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	52,096	53,462
Retained earnings, subject to certain restrictions	45,532	42,983
Accumulated other comprehensive income	199	471
Unearned employee stock ownership plan shares	(3,094)	(3,191)
Treasury stock, at cost 4,705,073 and 4,740,711 shares	(60,346)	(61,535)
Total stockholders’ equity	59,531	57,061
Total liabilities and stockholders’ equity	$670,314	790,155

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2012	2011	2012	2011
Interest income:
Loans receivable	$7,523	9,301	15,319	19,204
Securities available for sale:
Mortgage-backed and related	164	290	357	614
Other marketable	192	407	441	824
Cash equivalents	19	2	46	3
Other	54	45	64	114
Total interest income	7,952	10,045	16,227	20,759

Interest expense:
Deposits	1,061	1,806	2,278	3,746
Federal Home Loan Bank advances	844	1,240	1,689	2,569
Total interest expense	1,905	3,046	3,967	6,315
Net interest income	6,047	6,999	12,260	14,444
Provision for loan losses	1,088	3,463	960	5,409
Net interest income after provision for loan losses	4,959	3,536	11,300	9,035

Non-interest income:
Fees and service charges	834	925	1,663	1,849
Mortgage servicing fees	236	250	468	500
Gain on sales of loans	620	301	1,529	796
Gain on sale of branch office	0	0	552	0
Other	104	113	288	230
Total non-interest income	1,794	1,589	4,500	3,375

Non-interest expense:
Compensation and benefits	3,219	3,512	6,632	7,072
Loss on real estate owned	174	143	97	190
Occupancy	839	916	1,721	1,856
Deposit insurance	305	407	575	811
Data processing	336	305	673	558
Other	1,485	2,209	2,903	3,797
Total non-interest expense	6,358	7,492	12,601	14,284
Income (loss) before income tax benefit	395	(2,367)	3,199	(1,874)
Income tax benefit	0	(76)	0	0
Net income (loss)	395	(2,291)	3,199	(1,874)
Preferred stock dividends and discount	464	457	925	906
Net income (loss) available to common shareholders	$(69)	(2,748)	2,274	(2,780)
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) arising during the period	$(93)	438	(272)	324
Other comprehensive income (loss), net of tax	$(93)	438	(272)	324
Comprehensive income (loss) attributable to common
shareholders	$(162)	(2,310)	2,002	(2,456)
Basic earnings (loss) per common share	$(0.02)	(0.72)	0.58	(0.73)
Diluted earnings (loss) per common share	$(0.02)	(0.72)	0.57	(0.73)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2012	2011	2012	2011
I. OPERATING DATA:
Interest income	$7,952	10,045	16,227	20,759
Interest expense	1,905	3,046	3,967	6,315
Net interest income	6,047	6,999	12,260	14,444

II. AVERAGE BALANCES:
Assets (1)	684,046	847,847	713,151	860,431
Loans receivable, net	522,015	612,995	534,064	631,727
Securities available for sale (1)	86,651	153,600	95,954	151,774
Interest-earning assets (1)	653,268	805,678	680,772	819,397
Interest-bearing liabilities	617,098	774,159	648,766	786,758
Equity (1)	59,629	69,288	58,608	69,779

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.23%	(1.08)%	0.90%	(0.44)%
Interest rate spread information:
Average during period	3.65	3.42	3.56	3.49
End of period	3.52	3.71	3.52	3.71
Net interest margin	3.72	3.48	3.62	3.55
Ratio of operating expense to average
total assets (annualized)	3.74	3.54	3.55	3.35
Return on average equity (annualized)	2.66	(13.27)	10.98	(5.42)
Efficiency	81.09	87.25	75.19	80.17
	June 30,	December 31,	June 30,
	2012	2011	2011
IV. ASSET QUALITY:
Total non-performing assets	43,823	50,609	64,957
Non-performing assets to total assets	6.54%	6.40%	8.05%
Non-performing loans to total loans receivable, net	6.27%	6.10%	7.16%
Allowance for loan losses	20,519	23,888	27,764
Allowance for loan losses to total assets	3.06%	3.02%	3.44%
Allowance for loan losses to total loans
receivable, net	4.14	4.29	4.61
Allowance for loan losses to non-performing loans	66.00	70.27	64.44

V. BOOK VALUE PER SHARE:
Book value per share	7.79	7.36	9.81
	Six Months	Year Ended	Six Months
	Ended	Dec 31,	Ended
	June 30, 2012	2011	June 30, 2011
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets,
at end of period	8.88%	7.22%	8.37%
Average stockholders’ equity to
average assets (1)	8.22	8.19	8.11
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	104.93	104.23	104.15
Tier 1 or core capital (2)	9.04	7.14	8.13
Risk-based capital to risk-weighted assets	13.73	10.86	11.78
	June 30,	December 31,	June 30,
	2012	2011	2011
VII. EMPLOYEE DATA:
Number of full time equivalent employees	200	205	217

(1) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
(2) The OCC has established an individual minimum capital requirement (IMCR) for the Bank. An IMCR requires a bank to establish and maintain levels of capital greater than those generally required for a bank to be classified as “well-capitalized.” Effective December 31, 2011, the Bank was required to establish, and subsequently maintain, core capital at least equal to 8.5% of adjusted total assets. The Bank’s core capital ratio was in excess of this requirement at June 30, 2012.

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, 507-252-7169
Chief Executive Officer, President